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                                                                    EXHIBIT 10.3


                     AMENDMENT NO. 1 TO CONSULTING AGREEMENT

         This Amendment No. 1 to Consulting Agreement (this "Amendment") is entered into as of March 21, 2001, but effective as of April 1, 2001 by and among Morrie K. Abramson ("Consultant") and Kent Electronics Corporation, a Texas corporation (the "Company").

         WHEREAS, Consultant and the Company entered into the Consulting Agreement dated effective as of April 1, 2001 (the "Consulting Agreement");

         WHEREAS, capitalized terms not otherwise defined herein shall have the meanings given to them in the Consulting Agreement,

         WHEREAS, the Company has been in negotiations with Avnet, Inc. ("Avnet") regarding the possible merger of the Company with Avnet, on substantially the terms described in the draft Agreement and Plan of Merger (the "Merger Agreement") among the Company, Avnet, and Avnet Acquisition Corp., a wholly-owned subsidiary of Avnet ("Sub");

         WHEREAS, pursuant to the Merger Agreement, and subject to certain terms and conditions of the Merger Agreement, Sub is to be merged with and into the Company, whereby the separate corporate existence of Sub will cease, and the Company will become a wholly-owned subsidiary of Avnet (the "Merger");

         WHEREAS, under the Consulting Agreement, Consultant is entitled to certain annual payments following termination of his engagement with the Company (the "Termination Payments"), such payments to be adjusted annually for inflation;

         WHEREAS, pursuant to the Consulting Agreement, Consultant may require the Company to pay him a lump sum amount sufficient to purchase a fully paid annuity contract issued by an insurance company acceptable to Consultant, providing for the payment to Consultant of the Termination Payments;

         WHEREAS, the Company has not been able to identify acceptable insurance products with an appropriate inflation adjustment to provide the Termination Payments to Consultant;

         WHEREAS, at the request of Avnet in conjunction with the proposed Merger, the Company, after due consideration, deems it appropriate to fix the annual adjustment for inflation applicable to the Termination Payments; and

         WHEREAS, the historic inflation rate for the past 28 years has been approximately 5%, and the anticipated term of the annuity benefits under the Consulting Agreement, based on the actuarial life expectancies of Consultant and Consultant's Spouse, is approximately 28 years, the Company deems it reasonable and appropriate to amend the Consulting Agreement to reflect a 5% annual rate of inflation with respect to the Termination Payments, instead of the formula included therein;

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         NOW, THEREFORE, in consideration of Ten Dollars and other good and valuable consideration and the mutual agreements made herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Conditioned on the consummation of the Merger and the transactions contemplated by the Merger Agreement, Section 3.4 of the Consulting Agreement is hereby amended to read in its entirety as follows:

               3.4 Benefits Following Termination of Engagement.

                  (a) As additional consideration for Consultant's services hereunder, upon the termination of Consultant's engagement by the Company, due to death, Disability, termination by the Consultant (whether or not for Good Reason), or termination by the Company (whether or not for Just Cause), the Company shall, commencing on the first day of the month following the date of the termination of Consultant's engagement, pay, or cause to be paid, to Consultant in equal monthly installments, an annual amount equal to $250,000 per year (the "Additional Annual Amount"), for a period equal to the greater of
         (x) 15 years, (y) the life of Consultant, or (z) the life of Rolaine S. Abramson so long as she is married to Consultant at the date of Consultant's death ("Consultant's Spouse"); and provided further that Consultant shall not be entitled to any amounts under this Section 3.4 if Consultant's engagement is terminated prior to a Change in Control for Just Cause or without Good Reason. In addition, the Additional Annual Amount shall be increased annually to reflect increases in the cost of living after the date of termination of Consultant's engagement by the Company, at a rate of five percent (5%) per annum.

                    (i) If Consultant shall die before Consultant's Spouse and
               Consultant's Spouse is married to Consultant at the date of Consultant's death, whether before or after the payments of the Additional Annual Amount described above shall have commenced, then the Additional Annual Amount shall be paid in monthly installments to Consultant's Spouse. If Consultant's Spouse then dies before all amounts required to be paid have been paid, then, upon the death of Consultant's Spouse, any remaining payments of the Additional Annual Amount shall be made to the personal representative of the estate of Consultant's Spouse, to pass as a part thereof.

                    (ii) If Consultant's Spouse shall die before Consultant,
               then any community property interest of Consultant's Spouse in this Agreement shall vest in Consultant. If Consultant then dies before all amounts required to be paid have been paid, then, upon Consultant's death, any remaining payments of the Additional Annual Amount shall be made to Consultant's beneficiary designated in writing to the Company by Consultant, or in the absence thereof, to the personal representative of the estate of Consultant, to pass as a part thereof.


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                  (b) Upon the termination of Consultant's engagement by the
         Company, whether due to death, Disability, resignation (whether or not for Good Reason) or discharge (whether or not for Just Cause), the Company shall secure its obligations under this Section 3.4 as described below. In the case of a termination of Consultant's engagement (whether or not after any Change in Control), the Company shall pay to Consultant cash in an amount sufficient to permit Consultant to purchase a fully paid annuity contract issued by an insurance company acceptable to Consultant, in his sole discretion, providing for the payment to Consultant of the amounts required to be paid pursuant to this Section 3.4 ("Section 3.4 Payments"), and shall also pay to Consultant cash in an amount sufficient to pay Consultant's income taxes (calculated at the highest marginal federal income tax rate and after taking into account any applicable surtaxes and other generally applicable taxes which would have the effect of increasing the marginal federal income tax rate, and, if applicable, at the highest marginal state income tax rate in effect in the State of Texas) payable upon receipt of any such annuity contract (which payment of income taxes and its effect on the taxability of the payments under the annuity contract shall be taken into account in establishing the annuity contract, which will be designed to provide Consultant with the same after-tax benefit that he would have received if the Company directly made the Section 3.4 Payments assuming the highest federal and Texas marginal income tax rates in effect at the time of the establishment of the annuity).

                  (c) Upon the effective date of this Agreement, on the request of the Consultant the Company shall establish a "rabbi trust" for the benefit of Consultant into which there shall be contributed by the Company cash in an amount sufficient to purchase the annuity contract and pay the anticipated income taxes contemplated by the preceding paragraph (b) upon the termination of Consultant's engagement at any time during the term of this Agreement without any regard as to whether such termination is for Just Cause or without Good Reason prior to a Change in Control. Any instruments establishing such rabbi trust shall in all respects be satisfactory in form and substance to Consultant and his counsel.

         2. Conditioned on the consummation of the Merger and the transactions contemplated by the Merger Agreement, the parties hereby agree to reduce the payment that would otherwise be payable pursuant to Section 3.4(b) by $1,250,000.

         3. The parties agree that based on the foregoing proposed amendments, a payment of $6,092,000, concurrent with the closing of the Merger, would satisfy in full the Company's obligations under Section 3.4 of the Consulting Agreement; provided however, that such payment in full shall not impair or otherwise affect Consultant's entitlement to other compensation and benefits under the Consulting Agreement, including, without limitation, Bonus Payments to hold Consultant harmless from the adverse effects of the excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, amended.


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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.


                                         /s/ Morrie K. Abramson
                                       -----------------------------------------
                                       Morrie K. Abramson


                                       KENT ELECTRONICS CORPORATION


                                       By: /s/ Larry D. Olson
                                          --------------------------------------
                                           Larry D. Olson
                                           President and Chief Executive Officer


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